EXHIBIT 99.1

Rand Capital Announces June 30, 2012 Net Asset Value of $4.03, Invests $1.6 Million, and Growth in Synacor Holdings

  Net Asset Value is $4.03 per share, a $0.42 increase from prior quarter and 20% growth over prior year
  Funded new investments in First Wave Products Group, LLC and QuaDPharma, LLC
  Follow-on investments made in Liazon Corporation, Mezmeriz, Inc., and Mid America Brick & Structural Clay Products, LLC
  Synacor, Inc. (SYNC:NASDAQ GM) holdings revalued to $10 million
  Rand's stock repurchase program remains in effect

BUFFALO, N.Y., Aug. 3, 2012 (GLOBE NEWSWIRE) -- Rand Capital Corporation ("Rand") (Nasdaq:RAND), a business development company (BDC) that provides capital to private companies, announced its financial results for the second quarter ended June 30, 2012, highlighting a strong balance sheet with $34.4 million in total assets. At the end of the second quarter, Rand's total investment portfolio was valued at $30.7 million, which exceeds its cost basis of $15.1 million, reflecting $15.6 million in net unrealized appreciation. Rand also reported an ending net asset value of $4.03 per share, a $0.42 increase from March 31, 2012, and a 20% ($0.68) increase from June 30, 2011.

Portfolio Activities

During the quarter:

  Rand made a new investment in First Wave Products Group, LLC (Batavia, NY) (www.firstwaveproducts.com) as a $400,000 Senior Term Note. First Wave develops next generation medical products including First Crush, a dual action pill crusher that crushes and grinds pills into a fine powder. Other co-investors included Stonehenge Capital Fund New York LLC (New York, NY) and Excell Partners, Inc. (Rochester, NY).
  Rand invested $500,000 in QuaDPharma, LLC (Clarence, NY) (www.quadpharmainc.com) in a Subordinated Note and Preferred Membership Units. QuaDPharma does small scale pre-commercial and commercial manufacturing for the pharmaceutical industry.
  Rand purchased shares of Series D Preferred stock in Liazon Corporation (Buffalo, NY) (www.liazon.com) for $275,000 as part of an $18 million financing by Bessemer Venture Partners, Fidelity Biosciences and Bain Capital Ventures. Liazon is an employee benefits solution company who has developed and pioneered Bright Choices™, a proprietary private health benefits exchange.
  Rand made a $150,000 Convertible Note follow-on investment in Mezmeriz, Inc. (Ithaca, NY) (www.mezmeriz.com). Mezmeriz is a developer of micro-electronic mechanical systems (MEMS) enabling efficient, wide-angle, Pico projectors to be embedded in mobile devices.
  Also during the quarter, Rand invested $250,000 in Mid America Brick & Structural Clay Products, LLC (Mexico, MO) (www.midamericabrick.com) in the form of a Promissory Note. Mid America Brick manufactures face brick for residential and commercial construction.
  Rand's 902,362 restricted shares of Synacor, Inc. (SYNC:NASDAQ GM) (Buffalo, NY) (www.synacor.com) were revalued to $10 million ($11.08) at the end of the quarter. Synacor's share price has increased from its $5 February 10, 2012 IPO. Rand's 180 day lockup period on resale terminates in August 2012.

Rand also announced that its authorized approval through October 2012 to repurchase up to 5% of the Corporation's outstanding shares remains in effect.

Allen F. Grum, President of Rand Capital, stated "There is a tremendous opportunity in Rand's future from the anticipated liquidation of our Synacor holdings, the growth from our new investments, and the opportunities we are seeing in our core portfolio companies.  At present our shares continue to trade at a substantial discount to our NAV and we continue to evaluate our stock repurchase program; this program allows Rand to repurchase up to 340,047 shares through October 28th. When the underlying value of Rand's investments is greater than the market price of the stock, repurchases will enhance the per share value of Rand shares".

Daniel P. Penberthy, Rand's Chief Financial Officer stated "Synacor's share price has experienced a broad trading range during the second quarter, accompanied by strong trading volume despite the limited number of shares in the public float.  Following the end of the quarter the stock continued to trade near the bottom of these recent trading ranges.  Rand's and other investors' shares will be released from trading restriction over the next few weeks. After analyzing these factors, Rand's shares were valued at $11.08 at June 30, 2012 using a discounted valuation from the quarter end closing prices. Valuations at any particular date are not necessarily indicative of the amounts which may be ultimately realized in future sales. We have been long term investors in Synacor and believe that Synacor's unique business model will result in continuing market demand for its products".

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business.  Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiary provide capital and managerial expertise to small and medium sized private companies primarily located in the Northeast U.S. Rand is traded on the NASDAQ under the symbol "RAND" and is headquartered in Buffalo, NY. www.randcapital.com

CONTACT: Investor Contact:
         Allen F. Grum
         President
         716-853-0802
         pgrum@randcapital.com